Exhibit 99.1

NRG Energy, Inc. Announces Offering of
Senior Notes due 2033 and Senior Notes due 2034

Houston, TX – October 16, 2024 – NRG Energy, Inc. (NYSE:NRG) announced the commencement of an offering of $1,500 million in aggregate principal amount of senior unsecured notes in two tranches, consisting of (i) senior notes due 2033 (the “2033 Notes”) and (ii) senior notes due 2034 (the “2034 Notes” and, together with the 2033 Notes, the “Notes”). The Notes will be guaranteed by each of NRG’s current and future subsidiaries that guarantee indebtedness under NRG’s credit agreement.

NRG intends to use the net proceeds from this offering, together with the net proceeds of its proposed new term loan B in an aggregate principal amount of $450 million and cash on hand, to pay the tender price of the previously announced tender offer through its wholly-owned subsidiary, APX Group, Inc. (“APX”), for APX’s 6.75% Senior Secured Notes due 2027, to repay the APX secured term loans in an outstanding aggregate principal amount of approximately $1.3 billion under APX’s senior secured credit agreement, to pay estimated transaction fees, expenses and premiums and, the remainder, if any, to refinance outstanding debt and for general corporate purposes.

The Notes and related guarantees are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release does not constitute an offer to sell any security, including the Notes, nor a solicitation for an offer to purchase any security, including the Notes. NRG does not intend to file a registration statement for the resale of the Notes.

About NRG

NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “expect,” “estimate,” “should,” “anticipate,” “forecast,” “plan,” “guidance,” “outlook,” “believe” and similar terms. Although NRG believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the SEC at www.sec.gov.

Contacts:

Media
Chevalier Gray
832.763.3454

Investors
Brendan Mulhern
609.524.4767